Exhibit 99.1

                IRT PROPERTY COMPANY ANNOUNCES FOLLOW-ON OFFERING

ATLANTA (April 30, 2002) -- IRT Property Company (NYSE:IRT) announced that a public offering of 3,000,000 shares of its $1.00 par value common stock was priced after the close of the market yesterday at $11.79 per share. Closing is expected on May 3, 2002. The net proceeds of the offering to IRT, after underwriters' discount, will be approximately $33.3 million.

     Salomon Smith Barney acted as Sole Bookrunning Manager and Raymond James & Associates acted as Co-Lead Manager for this transaction. The Company has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments.

     The net proceeds from the offering will be used to repay borrowings that were incurred to fund the Company's property acquisition and development program, and to make funds available under its credit line for current and new acquisition and development projects.

     A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart, Kmart and other popular national and regional chain stores. The portfolio of 92 shopping center investments includes approximately 9.7 million square feet of retail space.

     This does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus relating to these securities may be obtained from Salomon Smith Barney, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

     In addition to historical information, this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2001, under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.